UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 30, 2014

Date of Report (Date of earliest event reported)

WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35337	20-2783228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Eighth Avenue

New York, New York 10011

(Address of principal executive offices, including zip code)

(212) 624-3700

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 30, 2014, the Board of Directors (the “Board”) of WebMD Health Corp. (“WebMD”) reconstituted the following standing Committees of the Board, with the revised memberships to become effective on November 15, 2014:

•	Audit Committee: James V. Manning (Chairperson), Neil F. Dimick and William J. Marino;

•	Compensation Committee: Mark J. Adler, M.D. (Chairperson), Stanley S. Trotman, Jr. and Joseph E. Smith; and

•	Nominating & Governance Committee: Neil F. Dimick (Chairperson), Jerome C. Keller and Kristiina Vuori, M.D.

The changes to the memberships of these Committees will be as follows: Mr. Marino will be joining the Audit Committee, replacing Mr. Trotman; Mr. Trotman will be joining the Compensation Committee, replacing Herman Sarkowsky; and Dr. Vuori will be joining the Nominating & Governance Committee.

On October 30, 2014, the Compensation Committee of the Board approved the following annual retainers for service by non-employee directors on the Board and its Committees:

Type of Service	Annual Retainer
Membership on the Board	$40,000
Membership on Audit Committee	$20,000
Chairperson of Audit Committee	$12,000
Membership on Compensation Committee	$12,500
Chairperson of Compensation Committee	$4,000
Membership on Nominating & Governance Committee	$10,000
Chairperson of Nominating & Governance Committee	$3,000

These annual retainers had not been increased since the October 2009 merger of WebMD and HLTH Corporation. The scheduled payment date for the annual retainers is November 15, 2014 and the retainers will be payable in WebMD Common Stock, based on the closing price of WebMD Common Stock on November 14, 2014 (since November 15 is not a trading day) and based on the Committee memberships listed above. The shares issued in payment of such retainers are not subject to vesting requirements or forfeiture. In recent years, these retainers had been payable by WebMD on each October 23 (the anniversary of the 2009 merger with HLTH). In 2014, no payment of annual retainers has yet been made and November 15 will be the only scheduled payment date for such retainers this year. In future years, the scheduled payment date for the annual retainers for WebMD’s non-employee directors will be November 15, unless changed by the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.

Dated: November 4, 2014	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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